EXHIBIT 5.1

CHEN-DRAKE LAW GROUP, P.C.

55 Sukhumvit 26

Khlong Ton, Khlong Toei, Bangkok, Thailand 10110

(310) 358-0104 (t); 888-896-7763 (f)

September 15, 2022

King Resources, Inc.

Unit 1813, 18/F, Fo Tan Industrial Centre

26-28 Au Pui Wan Street

Fo Tan, Hong Kong

Re: Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by King Resources, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration for resale under the Securities Act of an aggregate of up to Two Hundred Two Million (202,000,000) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), out of the Five Hundred Thirty Three Million (533,000,000) shares of the Common Stock reserved for issuance pursuant to the King Resources, Inc. 2022 Stock Incentive Plan (the “Plan Shares”), on behalf of the selling securityholders or their permitted transferees described in the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

As counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plan.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or of any foreign jurisdiction.

Based upon and subject to the foregoing, it is our opinion that when the Plan Shares have been issued pursuant to the applicable provisions of the Plan, and pursuant to the agreements that accompany the Plan, and in accordance with the Registration Statement, such Plan Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Chen-Drake Law
Chen-Drake Law